UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   November 25, 2009

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On November 25, 2009, Forest Oil Corporation, a New York corporation (“Forest”) and Forest Oil Permian Corporation, a Delaware Corporation and wholly owned subsidiary of Forest (“Forest Permian” and together with Forest, the “Sellers”) entered into an Agreement for Purchase and Sale of Assets (the “Agreement”) with SandRidge Exploration and Production, LLC (“Buyer”), a wholly-owned subsidiary of Sandridge Energy, Inc.  Pursuant to the Agreement, the Sellers agreed to sell to the Buyer oil and gas properties located in the States of Texas and New Mexico (the “Oil and Gas Assets”), and various other related interests, rights, receivables, wells, leasehold interests, records, fixtures, equipment, and other assets (together with the Oil and Gas Assets, the “Assets”).  The Assets exclude certain rights, claims, credits, records, data, and any hedging transactions associated with the Oil and Gas Assets.  The effective date of the purchase and sale of the Assets is November 1, 2009 (the “Effective Date”). The transaction is expected to close on December 31, 2009, subject to certain conditions, as described below.

The total consideration to be received by the Sellers for the Assets is $800,000,000 in cash, subject to customary adjustments to reflect the operation of the Oil and Gas Assets prior to the closing, title defects, and unresolved preferential rights and environmental defects (the “Purchase Price”).  Upon executing the Agreement, the Buyer paid the Sellers a cash deposit in the amount of $40,000,000 (the “Deposit”).

The Agreement contains customary representations and warranties and covenants by the Buyer and the Sellers.  Among other things, during the period between the execution of the Agreement and the closing of the transactions, the Sellers have agreed (i) to allow the Buyer access to the Oil and Gas Assets and the records pertaining to the Assets; (ii) to conduct their operations, including the operation of the Oil and Gas Assets, in the ordinary course; and (iii) to restrict certain activities and capital expenditures.  The Sellers and Buyer also have agreed to enter into a transition agreement at closing to allow for an orderly transition that will terminate on or before January 31, 2010.

Completion of the transactions contemplated by the Agreement is subject to customary closing conditions, including without limitation clearance under the Hart-Scott-Rodino Act.

The Agreement provides the Buyer and the Sellers certain termination rights, including, among others: (1) the parties may terminate by mutual consent; (2) the Buyer or the Sellers may terminate if the closing shall not have occurred on or before January 31, 2010, unless due to a breach of the Agreement by the party seeking to terminate; (3) the Buyer or the Sellers may terminate if a governmental entity has issued an order or decree prohibiting the consummation of the transaction, and such order remains in effect at the time of the closing; (4) the Buyer or the Sellers may terminate if, on or before the closing, the sum of the aggregate uncured title defects and aggregate cost of resolving identified uncured environmental defects exceeds 20% of the Purchase Price; (5) the Sellers may terminate if at or prior to the closing all representations and warranties of the Buyer are not true in all material respects, or if the Buyer have not performed all of its obligations set forth in the Agreement in all material respects; or (6) the Buyer may terminate if at or prior to the closing all representations and warranties of the Sellers are not true in all material respects, or if the Sellers have not performed all of their obligations set forth in the Agreement in all material respects.  The Sellers may retain the Deposit if the Agreement is terminated by the Sellers for the reasons set forth in Item 5 above.

The foregoing is not a complete description of all of the terms and provisions of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01               Regulation FD Disclosure

On November 30, 2009, Forest issued a press release announcing the Agreement referenced in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

The information included in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

10.1	Agreement for Purchase and Sale of Assets, dated as of November 25, 2009, by and among Forest Oil Corporation, Forest Oil Permian Corporation, and SandRidge Exploration and Production, LLC.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated:	November 30, 2009	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Agreement for Purchase and Sale of Assets, Dated as of November 25, 2009, by and among Forest Oil Corporation, Forest Oil Permian Corporation, and SandRidge Exploration and Production, LLC.

99.1	Press Release